EXHIBIT 10.25
July 20, 2009
Christopher Tracy
181 E. Boynton Rd.
Kaysville. UT 84037
Dear Christopher:
I am pleased to provide the following update to the elements of the remuneration package for your position of SVP Operations for Ancestry.com Inc. reporting to Tim Sullivan in our corporate office in Provo, Utah as follows:

Salary:	$200,000 annualized, payable semi-monthly according to normal Company payroll policy. Effective date is July 1, 2009.

Bonus:
Target annual bonus of 40% of Salary based upon Company and individual performance goals established by the Company per the terms and conditions of the Company’s Performance Incentive Program. You must be employed by the Company at the time of the bonus payout in order to receive the payout.

In addition to the foregoing, you have the opportunity to continue to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s 401(k) retirement plan, all subject to the Company’s policies and procedures. The scope and extent of employee benefits offered by the Company may change from time to time. As a condition to your employment by the Company, you will be required to sign the Company’s standard Agreement to Protect Company Property, a copy of which is enclosed with this letter.
Employment with Ancestry.com Inc. is for no specific period of time and constitutes “at will” employment. Both you and Ancestry.com Inc. are free to terminate our at-will employment relationship at any time for any reason, with or without cause and with or without notice. Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason, you will be eligible for a severance package as follows:
The Company will pay you a severance amount equal to six (6) months of Salary paid out over regular Company payroll periods. In addition, following any such termination of employment you will be entitled to an additional severance payment equal to 80% of your Average Annual Bonus, prorated based on the number of months you were employed during the year of termination. For purposes of this offer letter, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or successor annual bonus program) for the year of termination for performance over the two (2) years preceding the year of termination or the previous bonus payment if less than two (2) years.
In each case outlined above, the severance payments are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable prior to the date of payment. Additionally, in the event of such a termination of employment the Company will reimburse you and any covered dependents for your medical benefit COBRA premiums for a period of six (6) months following your termination.
In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (and other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of fifty percent (50%) of your then unvested options. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.
For purposes of this offer letter, “Cause” means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.
For purposes of this offer letter, “Change of Control” results when: (i) any person or entity who is not a controlling shareholder as of the date of the employment letter becomes a beneficial owner, directly or indirectly, of securities of the Company (or any parent corporation) representing fifty percent or more of the total voting power of all of the Company’s (or any parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation). For purposes of this offer letter, in the event that the Company (or any parent corporation) conducts an Initial Public Offering, the IPO will not be considered a “Change of Control” and will not trigger the Change of Control terms stated above.
For purposes of this offer letter, you can resign for “Good Reason” within twelve (12) months following a change of control and within ninety (90) days after the occurrence of any of the following without your consent: a material reduction of your compensation, duties, title, authority or responsibilities, relative to your compensation, duties, titles, authority or responsibilities or the assignment to you of such reduced duties, title, authority or responsibilities.
For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following without your express written consent: (i) a material reduction of your base compensation, or (ii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from the current location of the

Company’s Corporate offices as in effect on the date upon which this offer letter is executed, unless the move is part of a relocation of the Company’s main corporate offices.
Notwithstanding anything herein to the contrary, no event described above shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.
Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company’s CEO or Chairman of the Board.
This letter sets forth the key terms of your proposed employment by the Company, but is not intended and shall not be construed as an employment contract. By signing below, you accept the terms of employment as outlined above and with the understanding that the employment relationship established by this offer letter is “at-will”. At-will employment means that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. The Company, as an at-will employer, reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time with or without notice. Nothing in terms of employment, either implied or expressed, is to be viewed as an employment contract. Regarding confidentiality, you agree not to divulge, furnish, or make accessible to anyone outside Ancestry.com Inc. any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of Ancestry.com Inc.
By signing this letter, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein.
By signing this letter you acknowledge that the provisions of this restated offer letter have been read, are understood, and the continued employment on the terms and conditions described herein is herewith accepted. This offer letter, together with the agreements specifically referenced herein, supersedes and preempts all prior or contemporaneous oral or written understandings and agreements with respect to the subject matter hereof between you and the Company, including, without limitation, that certain offer letter dated February 2008 between you and Ancestry.com Inc. Please signify your acceptance of this updated offer and to further indicate that you understand that this letter does not constitute an employment contract, by signing where indicated below and returning this letter to me by July 27, 2009.

If you have any additional questions, please feel free to contact me at (801) 705-7011.
Sincerely,

/s/ Tim Sullivan

Tim Sullivan
CEO
Ancestry.com Inc.
Accepted and agreed to this 20 day of July, 2009

/s/ Christopher Tracy

Christopher Tracy

4